Exhibit 99.1

For Immediate Release

For more information contact:
Omar Choucair	Joseph Jaffoni
Chief Financial Officer	Jaffoni & Collins Incorporated
DG Systems, Inc.	212/835-8500
972/581-2000	dgit@jcir.com
972/581-2000

DG SYSTEMS CLOSES $25 MILLION CREDIT FACILITY

- Executes $35 Million Commitment Letter to Refinance Debt to be

Assumed in Proposed Merger with FastChannel Network, Inc. -

Dallas, TX – February 16, 2006 – Digital Generation Systems, Inc. (‘DG Systems’), (NASDAQ: DGIT), the leading provider of digital media advertising services to the advertising and broadcast industries, today announced that it closed a new $25 million, two year senior secured revolving credit facility with Wachovia Bank N.A.  The new facility replaces DG’s prior $17 million senior credit facility with JPMorgan Chase Bank, Comerica Bank – California and MetroBank.  At December 31, 2005, DG Systems had net debt of $22.6 million and total debt of $24.5 million.

Separately, DG executed a commitment letter for a $35 million credit facility with Wachovia Bank N.A. which will supplement the new $25 million credit facility and provide DG with the capacity to refinance the total outstanding debt of FastChannel Networks upon closing the proposed merger.  As previously disclosed, pursuant to its December 2005 agreement to merge with FastChannel, DG agreed to assume up to $10 million of FastChannel debt.  The $35 million facility will be comprised of a $20 million term loan to be repaid over five years and a three year revolver for $15 million.

Omar Choucair, Chief Financial Officer of DG Systems, stated, “We value Wachovia Bank’s confidence in DG Systems and our long-term plans for growth.  This new credit facility and the commitment for the $35 million facility to refinance the FastChannel debt solidifies the Company’s capital structure and provides working capital capacity for the combined entity while providing DG with the financial flexibility to continue pursuing our strategies for expansion.”

-more-

About DG Systems, Inc.

DG Systems and its StarGuide and SourceTV divisions provide the standard in Digital Media Exchange services for the advertising and broadcast industries, featuring dependable satellite and Internet transmission technology and a suite of digital media asset management tools.  DG Systems’ extensive digital network reaches more than 5,000 advertisers and agencies, nearly 3,800 television, cable, and network broadcast destinations and over 10,000 radio stations with innovative delivery and management solutions for short-and long-form audio and video content.  DG Systems is based in Irving, Texas, with offices located in New York City, Detroit, Los Angeles, Chicago, Boca Raton and Louisville. More information can be found on the Company’s Web site at www.dgsystems.com.

In December, 2005, DG entered into a definitive agreement to merge with FastChannel Network, Inc., which, subject to approvals, is expected to close in the second quarter of 2006.

Forward-Looking Statements

This release contains forward-looking statements relating to DG Systems.

These forward-looking statements involve risks and uncertainties, which could cause actual results to differ materially from those projected.  The following factors, among others, could cause actual results to differ from those included in the forward-looking statements: the risk that the merger will not be consummated on a timely basis, if at all; the risk that the businesses will not be integrated successfully; the risk that the expected cost savings and other synergies from the transaction may not be fully realized, realized at all, or take longer to realize than anticipated; the inability to achieve cash flow synergies; disruption from the merger making it more difficult to maintain relationships with employees, customers or suppliers; and competition and its effect on pricing, spending, third-party relationships and revenues. These and other risks relating to DG Systems’ business are set forth in the Company’s Form 10-K filed with the Securities and Exchange Commission on March 31, 2005 and available at www.sec.gov.

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